As filed with the Securities and Exchange Commission on May 14, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fervo Energy Company
(Exact name of registrant as specified in its charter)

Delaware	823168838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
811 Main Street, Suite 1700
Houston, TX
77002
(Address of principal executive offices)
2026 Incentive Award Plan
2019 Stock Incentive Plan
2026 Employee Stock Purchase Plan
(Full title of the plans)
Gustavo Torres
General Counsel
811 Main Street, Suite 1700
Houston, TX 77002
(832) 554-3253
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson
Nick S. Dhesi
John Slater
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this registration statement, Fervo Energy Company is sometimes referred to as “Registrant,” “we,” “us” or “our.”
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (“SEC”) allows the Registrant to “incorporate by reference” the information it files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the SEC:
(a)    Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 11, 2026 (File No. 333-295165), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b) The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, dated May 14, 2026 relating to the registration statement on Form S-1, as amended (Registration No. 333-295165); and
(c)    The description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form 8-A (File No. 001-043285), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act, on May 11, 2026, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
See the description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-295165).
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, where the director authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law, where the director or officer obtained an improper personal benefit or where the officer is sued in any action by or in the right of the corporation. The Registrant’s second amended and restated certificate of incorporation provides that no director or officer of Fervo Energy Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Registrant’s second amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for the Registrant’s directors and officers to the fullest extent permitted by the DGCL. The Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer, or, while a director or officer of the corporation, is or was serving at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was a director or officer, or, while a director or officer of the corporation, is or was serving at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
The Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws.
The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement the Registrant enters into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Registrant, its directors and officers and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of Fervo Energy Company					X

3.2	Amended and Restated Bylaws of Fervo Energy Company					X

4.1	Specimen stock certificate evidencing the shares of Class A common stock	S-1	333-295165	4.1	April 17, 2026

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of DeGolyer and MacNaughton					X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

99.1	Fervo Energy Company 2019 Stock Incentive Plan	S-1	333-295165	10.1	April 17, 2026

99.2	Form of Stock Option Agreement under the Fervo Energy Company 2019 Stock Incentive Plan.	S-1	333-295165	10.1(b)	May 4, 2026

99.3	Stock Option Agreement, dated December 29, 2025, by and between the Company and David Ulrey under the Fervo Energy Company 2019 Stock Incentive Plan.	S-1	333-295165	10.1(c)	May 4, 2026

99.4	Stock Option Agreement (Operational Milestone Goal), dated March 6, 2026, by and between the Company and Timothy Latimer under the Fervo Energy Company 2019 Stock Incentive Plan.	S-1	333-295165	10.1(d)	May 4, 2026

99.5	Stock Option Agreement (Market Capitalization Goal), dated March 6, 2026, by and between the Company and Timothy Latimer under the Fervo Energy Company 2019 Stock Incentive Plan	S-1	333-295165	10.1(e)	May 4, 2026

99.6	Fervo Energy Company 2026 Incentive Award Plan					X

99.7	Fervo Energy Company 2026 Employee Stock Purchase Plan					X

99.8	Form of Restricted Stock Unit Agreement under Fervo Energy Company 2026 Equity Incentive Plan	S-1	333-295165	10.2(b)	April 17, 2026

99.9	Form of Stock Option Agreement under Fervo Energy Company 2026 Equity Incentive Plan	S-1	333-295165	10.2(a)	April 17, 2026

107.1	Calculation of Filing Fee Table					X
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 14, 2026.

FERVO ENERGY COMPANY

By:	/s/ Timothy Latimer
Name:	Timothy Latimer
Title:	Chief Executive Officer, Chair of the Board
SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Fervo Energy Company, hereby severally constitute and appoint Tim Latimer and David Ulrey, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for the person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Timothy Latimer	Chief Executive Officer (Principal Executive Officer), Director	May 14, 2026
Timothy Latimer

/s/ David Ulrey	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2026
David Ulrey

/s/ Margaret C. Whitman	Director	May 14, 2026
Margaret C. Whitman

/s/ Robert Keehan	Director	May 14, 2026
Robert Keehan

/s/ Jessica Uhl	Director	May 14, 2026
Jessica Uhl

/s/ Anne Cleary	Director	May 14, 2026
Anne Cleary

/s/ Robert Lowe III	Director	May 14, 2026
Robert Lowe III

/s/ Ion Yadigaroglu	Director	May 14, 2026
Ion Yadigaroglu